DUNCAN | CAPITAL                                    830 Third Avenue, 14th Floor

                                                    New York, NY 10022

                                                    (212) 581-5150 Tel
                                                    (212) 581-7010 Fax
                                                    www.duncancapital.net

June 9, 2004

Attn: Prosper Abitbol
12 Raoul Wallenberg St.
Tel Aviv, 69719, Israel

              RE: FINANCIAL ADVISORY / INVESTMENT BANKING AGREEMENT

Dear Mr. Abitbol:

      This letter confirms the terms upon which Technoprises together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the execution of this engagement (the "Company"), engages DUNCAN CAPITAL LLC ("DUNCAN"), to act as the exclusive advisor for the Company in financial advisory, investment banking and related transactions. This Agreement will be deemed to be effective as of the date set forth above.

1.    SCOPE OF ENGAGEMENT.

            The Company hereby exclusively engages DUNCAN (the "Engagement") to identify on a "best efforts" basis funding sources and secure financing for the Company through a private placement of equity and/or debt in one or more transactions with one or more investors and/or lenders (the "Financing").

2.    SCOPE OF WORK.

            In connection with the Engagement:

      o DUNCAN will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

      o DUNCAN will identify and introduce potential sources of Financing for the Company;

      o DUNCAN will assist the Company and its Board of Directors in evaluating Financing proposals;

      o DUNCAN will assist the Company and its counsel in finalizing any Financing arranged by DUNCAN;

      o DUNCAN will render such other financial advisory and investment banking services as may, from time to time, be agreed upon by DUNCAN and the Company; and

      o If requested, DUNCAN will participate in meetings of the Board of Directors of the Company (either in person or by telephone, as appropriate).

3.    COMPANY RESPONSIBILITIES, REPRESENTATIONS AND WARRANTIES.

            In connection with the Engagement:

      o The Company agrees to cooperate with DUNCAN and will furnish to DUNCAN all information and data concerning the Company (the "Information") which DUNCAN reasonably deems appropriate for purposes of rendering its services hereunder, and will provide DUNCAN access to its officers, directors, employees and advisors.

      o If required, the Company, with DUNCAN'S assistance, will prepare a Private Placement Confidential Offering Memorandum (the "Confidential Memorandum"), which will contain various matters including: (a) a description of the Company, its business, assets, prospects and management; (b) the terms and conditions of the private placement described in the Confidential Memorandum (the "Private Placement") and of the securities offered; and (c) certain financial information. If necessary, the Company will update the Confidential Memorandum prior to completion of the Private Placement.

      o The Company represents and warrants to DUNCAN that all Information included or incorporated by reference in any documents (including the Confidential Memorandum, if any) or otherwise made available to DUNCAN by the Company to be communicated to possible investors, lenders and/or other third parties in connection with the Financing:
            (a) will be complete and correct and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (b) any projected financial information or other forward-looking information which the Company provides to DUNCAN will be made by the Company in good faith, based on management's best estimates at the time and based on facts and assumptions which the Company believed were reasonable at the time.

      o The Company agrees to promptly notify DUNCAN, in writing, if the Company believes that any Information that was previously provided to DUNCAN has become materially misleading or inaccurate in any way.

      o The Company acknowledges and agrees that, in rendering its services hereunder, DUNCAN will be using and relying on the Information (and information available from public sources and other sources deemed reliable by DUNCAN) without independent investigation or verification thereof or independent appraisal or evaluation of the Company or its business or assets, or any other party to the Financing. DUNCAN has no responsibility for the accuracy or completeness of any information, including the contents of a Confidential Memorandum, if any, regarding the Company.

      o The Company agrees it is solely responsible for the decision to accept a Financing and acknowledges that DUNCAN is not responsible for the due diligence, legal, regulatory, compliance and success or failure of any Financing.

      o Any advice rendered by DUNCAN during the Engagement or in meetings with the Company or its Board of Directors, as well as any written materials provided by DUNCAN, are intended solely for the benefit and confidential use of the Company and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without DUNCAN's prior written consent.

      o The Company represents to DUNCAN that the Company has not engaged in any public or private offering of securities or taken or failed to take any action that would cause any Financing not to qualify for an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"). Further the Company agrees not to solicit any offerees or take any action which might jeopardize the availability of exemption under the Act.

4.    FEES.

            4.1 Capital or Debt Financing. As compensation for services rendered in connection with each Financing completed by the Company, DUNCAN will be paid upon the closing for each such Financing a cash fee equal to 10% on any equity, subordinated debt or convertible debt raised ("Capital / Debt Fee") prior to any deductions or setoffs such as fees, deposits, reserves, expenses, or other amounts withheld or paid by the investor or lender, along with warrants described below. Each transaction will be considered on its own and not integrated for purposes of this fee calculation. To the extent that DUNCAN has used any other agents or broker dealers, DUNCAN will pay them directly or at DUNCAN'S option, the Company will pay such third-party agents and reduce Duncan's Capital / Debt Fee by such amount and DUNCAN will indemnify and hold harmless the Company from any claim made by any such agent or broker-dealer (used by DUNCAN). Any unpaid expenses approved by the Company in accordance with Section 5 below will be reimbursed to DUNCAN as well at each closing of a capital or debt Financing.

            4.2 Warrants. DUNCAN will receive warrants to purchase such number of shares of common stock equal to 10% of the aggregate number of fully-diluted and/or converted shares of common stock as are purchased by and/or issuable upon conversion or exercise of other securities issued in a Financing. With respect to any debt financing, DUNCAN will receive warrants to purchase such number of shares of common stock equal to 10% of the principal amount of debt (on as-if-converted basis) plus 10% warrant coverage on any other securities issued as part of such debt financing. In each case, the warrants shall be purchased for a nominal sum and shall be exercisable for five (5) years with a strike price equal to the Investor Price. Unless otherwise agreed by the parties, "Investor Price" shall mean the price per share of common stock paid by the investors upon a closing of a Financing or other related transaction. The terms of the warrants shall be set forth in one or more agreements in form and substance reasonably satisfactory to DUNCAN and the Company. The warrant agreements shall contain customary terms, including without limitation, provisions for "cashless" exercise, change of control, price based anti-dilution, and customary demand and piggyback registration rights.

            4.3 Follow-on Financing / Acquisition. For a period of twelve (12) months following termination of this Agreement and if a Financing or related transaction is completed with any party (i) which DUNCAN has identified, (ii) in respect of which DUNCAN has rendered advice, or (iii) with which DUNCAN has directly or indirectly held discussions or furnished information regarding the Company, including investors in any original Financing or related transaction (each a "Duncan-Identified Party"), DUNCAN shall be entitled to receive fees as set forth in this Section 4 with respect to any such transaction. If the Company enters into an acquisition or similar transaction within twelve (12) months of the termination of this Agreement with any Duncan-Identified Party, the Company and DUNCAN shall negotiate compensation to be paid to DUNCAN as is customary for a transaction of such type and size. In the event that the Company consummates any transaction pursuant to this Section 4.3
      ("Follow-on Transaction"), the Company hereby agrees to execute and deliver, prior to closing of such Follow-on Transaction, an irrevocable instruction letter to the party with whom such transaction is consummated (the "Third Party Funder") referencing the fees due and owing to DUNCAN and instructing the Third Party Funder to wire the fees directly to an account designated by DUNCAN. The Company hereby acknowledges that DUNCAN intends to, and shall be entitled to, send such Third Party Funder a letter (a) notifying them of the fee arrangements between the Company and DUNCAN, and (b) providing notice that any closing that does not include payment to DUNCAN will constitute a breach by the Company under this Agreement.

5.    EXPENSES.

            The Company will reimburse DUNCAN for all legal fees and expenses (in an amount not to exceed to $10,000 with respect to a Financing) and other out-of-pocket expenses (including independent experts retained by DUNCAN) reasonably incurred by it in connection with its representation and services hereunder. DUNCAN shall submit an invoice to the Company for all such fees and expenses and the Company shall pay to DUNCAN all such fees and expenses referred to above whether or not any Financing is consummated. Such out-of-pocket and legal expense reimbursement will be payable promptly upon submission by DUNCAN of statements to the Company. If elected by DUNCAN, the Company may be requested to pay an expense retainer or cost allowance in advance to DUNCAN.

6.    SCOPE OF RESPONSIBILITY.

            Neither DUNCAN nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such person arising out of or related to DUNCAN's Engagement hereunder except for a claim, loss or expense that arises solely out of or is based solely upon any action or failure to act by DUNCAN, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination to constitute bad faith, willful misconduct or gross negligence on the part of DUNCAN.

7.    INDEMNIFICATION.

            Since DUNCAN will be acting on behalf of the Company in connection with its engagement, the Company agrees to indemnify DUNCAN as set forth in EXHIBIT A to this Agreement. Such indemnification agreement is an integral part of this Agreement and the terms thereof are incorporated by reference herein. Such indemnification agreement shall survive any termination or completion of DUNCAN'S engagement hereunder.

8.    TERMINATION.

            The term of this Agreement is one (1) year from the date hereof; provided, however, that DUNCAN's Engagement hereunder may be terminated, with or without cause, by either the Company or DUNCAN upon sixty (60) days prior written notice to the other party; provided, further, that such termination will not affect DUNCAN's right to (a) expense reimbursement under Section 5, (b) receipt of payment of any fees or compensation pursuant to Section 4, (c) the indemnification contemplated by Section 7 above, and (d) any other compensation due under any other provision of this Agreement.

9.    RIGHT OF FIRST REFUSAL AND OTHER TRANSACTIONS

            If, in the twelve (12) months following completion of the Financing, the Company elects to raise additional funds from a private placement of equity and/or debt, DUNCAN, in conjunction with Econor, will have the first right of refusal to secure such funds. In addition, if in the twelve
      (12) months following the completion of the Financing, the Company seeks to engage in any mergers and/or acquisitions transactions, DUNCAN will have the right of first refusal to advise the Company on any such transactions on mutually agreeable terms.

10.   GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

            10.1 This Agreement will be deemed made in New York and will be governed by the laws of the State of New York without regard to the conflict of law principles contained therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and DUNCAN hereby knowingly, voluntarily and irrevocably waive any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Financing or Acquisition).

            10.2 Any dispute arising hereunder, if not settled by mutual agreement, shall, at DUNCAN'S option, and, upon written notice by DUNCAN to the Company be settled by final and binding arbitration in New York, New York. The arbitration shall be conducted in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association ("AAA Rules") by a single disinterested arbitrator appointed in accordance with such AAA Rules.

            10.3 The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined by the arbitrators.

            10.4 Judgment upon the award rendered by the arbitrators may be entered in any court having personal and subject matter jurisdiction. Each party hereby submits to the in personam and subject matter jurisdiction of the federal and state courts in the County of New York for the purpose of confirming any such award and entering judgment thereon.

      All proceedings under Sections 10.2 through 10.4 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by both parties, except as required by law.

11.   NO RIGHTS IN EQUITYHOLDERS, CREDITORS.

            This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of Section 7 herein. The Company acknowledges and agrees that (a) DUNCAN will act as an independent contractor and is being retained solely to assist the Company in its efforts to help with possible Financing(s), and that, DUNCAN is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating any Financing; and (b) DUNCAN is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, and affiliates of the Company or any other person by virtue of this Agreement and the retention of DUNCAN hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal (including compliance with state and federal securities laws), accounting, tax and other similar advice.

12.   DUNCAN; OTHER ACTIVITIES.

            12.1 It is understood and agreed that DUNCAN and/or its affiliates may, from time to time, make a market in, have a long or short position, buy and sell or otherwise affect transactions for customer accounts and for their own respective accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the Engagement contemplated by this Agreement. This is to confirm that possible investors identified or contacted by DUNCAN could include entities in respect of which DUNCAN may have rendered or may in the future render services.

            12.2 The Company acknowledges that DUNCAN and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict DUNCAN in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties.

            12.3 The Company shall not make or issue any public announcements or other communications regarding or relating to this Agreement without the prior approval of DUNCAN.

13.   MISCELLANEOUS.

            13.1 This Agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

            13.2 This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof.

            13.3 Neither party may assign this Agreement without the prior written consent of the other party.

            13.4 If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency or arbitrator of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

            13.5 The provisions contained in Sections 3, 4, 5, 7, 8, 9, 10, 11 and 13 shall survive expiration or termination of this Agreement.

            13.6 All notices, requests, demands and other communications hereunder shall be given in writing and shall be (a) personally delivered;
      (b) sent by telecopier; (c) sent by an internationally-recognized overnight courier, or (d) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid. The respective addresses to be used for all such notices, demands or requests are as follows:

      If to the Company,

      Technoprises
      12 Raoul Wallenberg St. Tel
      Aviv, 69719, Israel

      Telecopier:+972-3-766-5100
      Attention: Prosper Abitbol

      Or to such other person or address as the Company shall designate in writing to the other party.

      If to DUNCAN,

      Duncan Capital LLC 830 Third Avenue,
      14th Floor New York, New York 10022
      Telecopier: (212) 581-7010
      Attention: David Fuchs

      with a copy to:

      The same address listed above for DUNCAN, Attn: General Counsel.

            If personally delivered or delivered via internally-recognized overnight courier, such communication shall be deemed delivered upon actual receipt; if transmitted by telecopier pursuant to this Section 13, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by mail pursuant to this Section 13, such communication shall be deemed delivered as of the fifth (5th) business day following deposit of such communication in the mail. Either party to this Agreement may change its address at any time by giving notice thereof in accordance with this
      Section 13.

If the foregoing correctly sets forth our Agreement, please so indicate by signing below and returning an executed copy to Duncan Capital LLC. This
Agreement may be executed by the exchange by facsimile/telecopy or e-mail/electronic signature between the Parties of signed counterparts of this Agreement. We look forward to working with you and the rest of the management team in a long-term relationship that assists the Company in achieving its business goals.

Sincerely,                              ACCEPTED AND APPROVED:


DUNCAN CAPITAL LLC                      TECHNOPRISES

___________________________________     ________________________________________
David Fuchs                             Prosper Abitbol
President                               Chairman of the Board & CEO

                     EXHIBIT A - INDEMNIFICATION PROVISIONS

      In connection with our engagement of DUNCAN as our consultant and advisor, the Company hereby agrees to indemnify and hold DUNCAN and its affiliates (which, purposes of this indemnity, shall include Duncan Capital Group LLC, a Delaware limited liability company) and the directors, officers, partners, shareholders, members, employees and agents of DUNCAN and each other person, if any, controlling DUNCAN or any of its affiliates (collectively the "Indemnified Persons"), harmless from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including, but not limited to, fees and expenses of counsel) which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of DUNCAN pursuant to this Agreement between the DUNCAN and the Company, or (B) otherwise related to or arising out of DUNCAN'S activities on our behalf pursuant to DUNCAN'S engagement under this Agreement, and the Company shall reimburse any Indemnified Person for all expenses (including, but not limited to, fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding (collectively a "Claim"), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with DUNCAN'S engagement under the Agreement except for any Claim incurred by the Company solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

      The Company further agrees that it will not, without the prior written consent of DUNCAN settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes a legally binding, unconditional, and irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

      Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, unless, and only to the extent that, such failure results in the forfeiture by it of substantial rights and defenses, and such failure to so notify the Company will not in any event relieve it from any other obligation or liability it may have to any Indemnified Person otherwise than under this Agreement. If the Company so elects or is requested by such Indemnified Person, it will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its sole judgment that having common counsel would present such counsel with a conflict of interest or such Indemnified Person concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including, but not limited to, for the fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.

      The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not DUNCAN is the Indemnified Person) the Company and DUNCAN shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and DUNCAN, on the other, in connection with DUNCAN'S engagement by the Company under the Agreement, subject to the limitation that in no event shall the amount of DUNCAN'S contribution to such Claim exceed the amount of fees actually received by DUNCAN from the Company pursuant to DUNCAN'S engagement under the Agreement. The Company hereby agrees that the relative benefits to it, on the one hand, and DUNCAN, on the other hand, with respect to DUNCAN'S engagement under the Agreement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which DUNCAN is engaged to render services bears to (b) the fee paid or proposed to be paid to DUNCAN in connection with such engagement.

      The Company's indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that an Indemnified Party may have at law or at equity.

      Should DUNCAN, or any of its directors, officers, partners, shareholders, members, agents or employees, be required or be requested by the Company to provide documentary evidence or testimony in connection with any proceeding arising from or relating to DUNCAN'S engagement under the Agreement, the Company agrees to pay all reasonable expenses (including, but not limited to, fees and expenses of counsel) in complying therewith and customary fees for sworn testimony or preparation thereof, payable in advance.

                                DUNCAN | CAPITAL

                               PROPOSED TERM SHEET

This term sheet summarizes the principal terms of a proposed financing of the Company. This term sheet is for discussion purposes only. The terms and conditions are subject to change and this term sheet does not constitute either an offer to sell or an offer to purchase securities. The issuance and sale of any securities is subject to completion of due diligence to the Investors' satisfaction, the preparation and negotiation of definitive documentation and, subsequent to the date hereof, no material adverse developments shall have occurred relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

June 9, 2004

ISSUER:                  Technoprises Ltd (OTCBB: TNOLF) (the "Company")

ISSUE: Seven Hundred and Fifty Thousand Dollars ($750,000) of Senior Convertible Securities (the "Convertible"), convertible, at any time, into the common stock ("Common Stock") of the Company. Five Hundred Thousand Dollars will be funded directly to the Company and the remaining Two Hundred and Fifty Thousand will be kept by the Investor as a Bank Guarantee for the Agreement the Company has with Lucent Technologies, Inc. Company may bring other investor for same amount.

WARRANTS:                On the Closing  Date,  the Company  shall issue to each
                         Investor 5- year Warrants (the "Warrants") to purchase an aggregate number of shares equal to 50% of the principal amount of the Notes (on an as-if-converted basis); such Warrants shall have an exercise price equal to the Market Price on the Closing Date (but in no case shall the price be less than $0.10 per warrant).

INTEREST:                5% payable quarterly in arrears

RIGHT OF                 Upon  thirty  (30) days  prior  written  notice but not
REDEMPTION:              before 6 months,  the  Company  shall have the right to
                         redeem the Convertible in part or in whole at any time during the life of the Convertible. The redemption price shall be set at 120% of the face value of the convertible plus accrued interest.

TERM:                    One year from closing (the "Closing Date")

CONVERSION PRICE:        The Notes may be converted  into shares of Common Stock
                         (at any time at the option of the holder(s)) at a conversion price equal to $0.10.

                                DUNCAN | CAPITAL

REGISTRATION:            No  later  than 45 days  from  the  Closing  Date,  the
                         Company   shall  file  with  the  SEC  a   registration
                         statement on Form f1 (or any other applicable form exclusive to this offering) covering the common stock underlying the Notes and Warrants (as defined below) and shall have it declared effective within 120 days of such Closing Date. If the registration statement is not filed within 45 days or is, for any reason, not declared effective within 120 days, the Company shall pay liquidated damages to the Investors. Such damages shall be paid in cash in an amount equal to 1% of the Investor's subscription amount for the first 45 days
                         (or part thereof) after the relevant date (i.e., filing date or effective date), and for any subsequent 30-day period (or part thereof), thereafter.

COLLATERAL:              The Company shall provide a first lien on substantially
                         all of its assets.

LEGAL: The Company will pay reasonable legal fees and expenses in an amount not to exceed $10,000.

PLACEMENT AGENT          On the Closing  Date,  the Company  shall pay to Duncan
COMPENSATION:            Capital  (i) a cash fee  equal to 10% of the  aggregate
                         gross  proceeds   raised,   and  (ii)  5-year  warrants
                         ("Placement Warrants") to purchase such number of shares of common stock equal to 10% of the aggregate number of fully-diluted shares of common stock issued in connection with the financing. Will receive only 50% commission on the bank guaranty or other method agreed by Lucent. Duncan will receive 5% fee for other investor not brought by Duncan in the deal.

ENGAGEMENT OF            The Company shall enter into an engagement  letter (the
DUNCAN:                  "Engagement Letter") with Duncan,  providing that, upon
                         completion of the Initial Financing, Duncan shall serve
                         as  the  Company's   exclusive   advisor  in  financial
                         advisory,  investment banking and related  transactions
                         for a period of twelve  (12) months only if agreed upon
                         the previous  finder  Econor , the company shall do the
                         best to have the other party agree on a Co-  Management
                         role. The company will pay fee on a  performance  basis
                         only.   The   Company   agrees   to  file  a  Form  8-K
                         announcement of this deal by the close of business on the business day following the Closing Date.

                                DUNCAN | CAPITAL

CLOSING:                 On or before June 18, 2004



ACCEPTED AND AGREED:

TECHNOPRISES


___________________________________
Prosper Abitbol
Chairman of the Board &
Chief Executive Officer